Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

     DALLAS, Texas, November 19, 2004 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.094942 per unit, payable on December 14, 2004, to unit holders of record on November 30, 2004.

     This month’s distribution decreased from the previous month due primarily to lower production for both oil and gas and slightly lower gas prices. Additionally, revenues from the Texas Royalty Properties were decreased by approximately $239,000 due to a repayment of revenues to Burlington Resources, Inc. of proceeds that were erroneously paid to the Trust in prior years. This is a non-recurring transaction. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 69,056 bbls and 305,064 mcf. The average price for oil was $42.19 per bbl and for gas was $5.72 per mcf. This would primarily reflect production for the month of September. Capital expenditures were approximately $178,800. The numbers provided reflect what was net to the Trust.

     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

* * *

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085